Exhibit 10.1

SALES INCENTIVE AGREEMENT

By and Between

BIO-key International, Inc.

And

Technology Transfer Institute (“TTI”)

Dated March 25, 2020

SALES INCENTIVE AGREEMENT

This Sales Incentive Agreement (“Agreement”) is entered as of the date of the last signature hereon (the “Effective Date”) by and between BIO-key International, Inc. a Delaware corporation, having its principal place of business at 3349 Highway 138, Building A, Suite E, Wall, NJ 07719, on behalf of itself and its subsidiaries (“BIO- key”), and Technology Transfer Institute, a Florida corporation, having its principal place of business at 2719 Hollywood Blvd Suite A-1457, Hollywood, Florida 33020, (“TTI”). Certain capitalized terms used herein have the meaning set forth in Section 2 below.

1.	Recitals and Intent of the Parties

1.1     Intent to Facilitate Profitable BIO-key Revenue in Africa. The intent of this agreement is to establish and foster the growth of new market opportunities generating profitable revenue for BIO-key’s wholly-owned subsidiary in Africa, (“BIO- key Africa”), rewarding TTI with BIO-key common stock based on the attainment of TTI- obtained revenue goals.

2.	Definitions

2.1     “Territory” means the African continent.

2.2     “Confidential Information” means that information and know-how of either party (“Disclosing Party”) which is disclosed to the other party (“Receiving Party”) pursuant to this Agreement, in written form and marked “Confidential,” “Proprietary” or similar designation, or if disclosed orally, the Disclosing Party shall indicate that such information is confidential at the time of disclosure and send a written summary of such information marked as “Confidential,” “Property” or similar designation, to the Receiving Party within twenty (20) days of disclosure. Confidential Information shall include, but not be limited to, trade secrets, know-how, inventions, techniques, processes, algorithms, software programs, source code, schematics, designs, contracts, customer lists, financial information, sales and marketing plans and business information. References to a party as a Receiving Party or a Disclosing Party shall also include all present and future subsidiary and parent companies of such party. Confidential Information does not include information that: (i) now or hereafter, through no unauthorized act or failure to act on the Receiving Party’s part, in the public domain; (ii) known to the Receiving Party without an obligation of confidentiality at the time the Receiving Party receives the same from the Disclosing Party, as evidenced by written records; (iii) hereafter furnished to the Receiving Party by a third party as a matter of right and without restriction on disclosure;  (iv) furnished to others by the Disclosing Party without restriction on disclosure; or (v) independently developed by the Receiving Party without use of the Disclosing Party’s Confidential Information.

2.3     “GAAP” means generally accepted accounting principles for financial reporting in the United States, applied on a basis consistent.

2.4     “Hardware” means the fingerprint scanner products BIO-key manufactures or resells.

2.5     “Licensed Software” means BIO-key’s proprietary software products and any updates thereto.

2.6     “Maintenance” means contracted support and updates for Hardware or Licensed Software.

2.7     “Qualifying Entities” are government and enterprise entities located in the Territory, provided such entities are identified, introduced and assisted to closing by TTI.

Existing BIO-key partners and customers in the Territory are excluded from being Qualifying Entities for purposes of determining Stock Incentive Achievement Thresholds as defined in Exhibit A.

2.8     “Qualifying Sales” are sales revenue of BIO-key then-offered products (Licensed Software, Maintenance and Hardware) and BIO-key-delivered professional services to Qualified Entities in the Territory which sales generate a minimum of 20% Net Income under GAAP and are recognizable as revenue for BIO-key.

Specifically, Qualifying Sales must meet the criteria for revenue recognition of BIO-key’s independent auditors. If there is a dispute at any time as to whether a transaction is a Qualifying Sale, then the parties agree to assist and provide records to BIO-key’s independent auditors to make a determination on the nature of the revenue and costs affecting Net Income and what amount, if any, is a Qualifying Sale. TTI warrants all representations made as to the conditions of the sale, FCPA and other anti- corruption compliance pursuant to Section 5.2. Any Stock Incentives awarded which are determined to be prematurely awarded because of a recharacterization of Qualifying Sales to non-Qualifying Sales may at BIO-key’s option, be recalled, revoked or withheld until the achievement thresholds are again reached.

For clarity, it is the intent of the parties that a “20/20 hindsight” view of whether a sale is Qualifying Sale will be reflected in the Stock Incentives finally earned and retained by TTI.

(a)     Treatment of Combination Sales. Combination sales of products and services to related entities, even if transacted separately, will be assessed for profitability based on the aggregate Net Income of the total recognizable revenue under GAAP for each entity.

The intent of this provision is to ensure that overall sales to related entities are profitable.

2.9     “Net Income”. Net Income is determined using GAAP to deduct from the gross revenue, all costs of sale (including third party referral fees or other amounts reducing the amount received by BIO-key from the entity), all cost of goods sold, all overhead costs of BIO-key Africa, and an allocation of selling, general and administrative expenses incurred by BIO-key for the benefit if BIO-key Africa.

2.10     Stock Incentives. Stock Incentives are the shares and/or warrants issued in payment of amounts due to TTI hereunder associated with aggregate Qualifying Sales Achievement Thresholds, as detailed in Exhibit A.

3.	Obligations of TTI

3.1     TTI shall use its best efforts to establish and foster the growth of new market opportunities generating profitable revenue for BIO-key’s wholly-owned subsidiary in Africa.

3.2     Taxes. All taxes, transfer fees and other governmental charges of any kind related to the payment of Stock Incentives are the sole responsibility of TTI. TTI shall pay all such taxes, fees and other charges by either a direct payment to the taxing authority or by reimbursement to BIO- key if the amount was paid on TTI’s behalf by BIO-key.

3.3     Audit. TTI shall keep adequate records to verify all reports and representations made to BIO-key pursuant to this Agreement for a period of five (5) years following the date of such reports and payments, or as long as applicable laws referenced in Section 5 require. BIO-key shall have the right to select an independent certified public accountant mutually agreeable to the parties to inspect and if necessary, copy the records of TTI on reasonable notice and during regular business hours to verify the reports and payments required hereunder.

4.	Obligations of BIO-key

4.1     Payment of Commissions. In the event that (i) BIO-key Africa enters into binding contracts for Qualifying Sales in the Territory during the Initial Term with Qualifying Entities (a “Binding Contract”) and (ii) within eighteen (18) months after the date of the Binding Contract, BIO-key receives payment in full and recognizes revenue from such Qualifying Sales in aggregate that meets or exceeds an Incentive Stock threshold on Exhibit A, and provided there is no dispute by BIO-key or its auditors of the achievement, then BIO-key shall pay a commission to TTI in the amount set forth on Exhibit A which shall be paid by issuance of shares of common stock of BIO- key or warrants to purchase shares of common stock of BIO-key, in the form attached hereto as Exhibit C, as set forth on Exhibit A. For the avoidance of doubt, in no event shall BIO-key be obligated to issue more than 2,000,000 shares of common stock or warrants to purchase more than 500,000 shares of common stock. All such issuances shall be conditioned on the TTI executing an investment representation letter in the form attached hereto as Exhibit D.

4.2     Method of Delivery. Delivery of Stock Incentives in physical form is not necessary but notice of the Stock Incentive granted and their terms shall be provided to TTI.

5.	Representations and Warranties Concerning the FCPA and Improper Payments

5.1	By BIO-key

(a)     FCPA. BIO-key and its principals are aware of the U.S. Foreign Corrupt Practices Act of 1977, as amended (“FCPA”), and all other applicable anti- corruption/anti-bribery laws in the territory and understands their relevance in all transactions by BIO-key involving TTI. BIO-key is committed to strict compliance with the FCPA and all other applicable anti-corruption/anti-bribery laws. BIO-key therefore makes the following representations and warranties:

(b)     Familiarity and compliance with Anti- Corruption Laws. BIO-key represents and warrants that it and its officers are familiar with the FCPA and other anticorruption and anti-bribery laws applicable to it, and that BIO-key is now and will remain in compliance with the FCPA and other such laws applicable to it.

(c)     No Improper Payments. In connection with the business of the Agreement, BIO-key represents that it, its principals, officers, employees, agents and subsidiaries will not, directly or indirectly, authorize, offer, promise, or make payments of anything of tangible or intangible value, including but not limited to cash, checks, wire transfers, gifts, favors, services, and entertainment and travel expenses that go beyond what is reasonable and customary and of modest value to: (i) an executive, official, employee, or agent of a governmental department, agency, or instrumentality, (ii) a director, officer, employee, or agent of a wholly or partially government-owned or -controlled company or business, (iii) a political party official, or candidate for public office, (iv) an executive, official, employee, or agent of a public international organization (e.g., the International Monetary Fund or the World Bank) (each such individual constituting a “Government Official”); while knowing or having a reasonable belief that all or some portion of the actual or promised provision of value will be used for the purpose of (a) obtaining, retaining, or directing business, (b) influencing any act, decision, or failure to act by a Government Official in his or her official capacity, (c) inducing a Government Official to use his or her influence with a government or instrumentality to affect any act or decision of such government or entity, or (d) securing an improper advantage. BIO-key further represents and warrants that no part of the payments received by it from TTI’s activities will be used for any purpose that could constitute a violation of any applicable laws, including the FCPA and other applicable anti- corruption laws.

(d)     BIO-key’s Ongoing Compliance with all Applicable Anti-Bribery Laws, Including the FCPA. BIO-key represents and warrants that, in performing under the terms of this Agreement, it, and its officers, employees, agents and subsidiaries will not, directly or indirectly, authorize, offer, or make payments of anything of tangible or intangible value to any Government Official while knowing or having a reasonable belief that all or some portion will be used for the purpose of: (a) influencing any act, decision, or failure to act by a Government Official in his or her official capacity, (b) inducing a Government Official to use his or her influence with a government or instrumentality to affect any act or decision of such government or entity, or (c) securing an improper advantage.

(e)     BIO-key represents and warrants that it and its principals have not engaged and will not engage in commercial bribery in the past or future. BIO-key represents that it has made reasonable inquiry into the backgrounds of its principals and any person or entity it engages to assist it in the performance of this agreement.

5.2	By TTI

(a)     FCPA. TTI and its principals are aware of the FCPA, and all other applicable anti- corruption/anti-bribery laws in the territory and understands their relevance in all transactions by BIO-key involving TTI. BIO-key is committed to strict compliance with the FCPA and all other applicable anti-corruption/anti-bribery laws. TTI therefore makes the following representations and warranties:

(b)     Familiarity and compliance with Anti- Corruption Laws. TTI and its undersigned principals represent and warrant that it and its principals are familiar with the FCPA and other Anticorruption and anti-bribery laws applicable to it, and that TTI is now and will remain in compliance with the FCPA and other such laws applicable to it.

(c)     No Improper Payments. In connection with the business of the Agreement, TTI represents that it, its principals officers, employees, agents and subsidiaries will not, directly or indirectly, authorize, offer, promise, or make payments of anything of tangible or intangible value, including but not limited to cash, checks, wire transfers, gifts, favors, services, and entertainment and travel expenses that go beyond what is reasonable and customary and of modest value to: (i) an executive, official, employee, or agent of a governmental department, agency, or instrumentality, (ii) a director, officer, employee, or agent of a wholly or partially government-owned or - controlled company or business, (iii) a political party official, or candidate for public office, (iv) a Government Official; while knowing or having a reasonable belief that all or some portion of the actual or promised provision of value will be used for the purpose of (a) obtaining, retaining, or directing business, (b) influencing any act, decision, or failure to act by a Government Official in his or her official capacity, (c) inducing a Government Official to use his or her influence with a government or instrumentality to affect any act or decision of such government or entity, or (d) securing an improper advantage. TTI further represents and warrants that no part of the payments received by it from BIO-key will be used for any purpose that could constitute a violation of any applicable laws, including the FCPA and other applicable anti-corruption laws.

(d)     TTI’s Ongoing Compliance with all Applicable Anti-Bribery Laws, Including the FCPA. TTI represents and warrants that, in performing under the terms of this Agreement, it, and its principals, officers, employees, agents and subsidiaries will not, directly or indirectly, authorize, offer, or make payments of anything of tangible or intangible value to any Government Official while knowing or having a reasonable belief that all or some portion will be used for the purpose of: (a) influencing any act, decision, or failure to act by a Government Official in his or her official capacity, (b) inducing a Government Official to use his or her influence with a government or instrumentality to affect any act or decision of such government or entity, or (c) securing an improper advantage.

(e)     TTI represents and warrants that it and its principals officers, employees, agents have not engaged and will not engage in commercial bribery in the past or future. TTI represents that it has made reasonable inquiry into the backgrounds of its principals and any person or entity it engages to assist it in the performance of this agreement.

6.	Representations and Warranties Regarding Government Officials

6.1     No Government Officials. TTI represents that none of its officers, directors, senior managers, partners, owners, or principals are Government Officials, unless disclosed in writing to BIO- key. TTI agrees that if any of its officers, directors, senior managers, partners, owners, or principals becomes a Government Official, then TTI will promptly notify BIO-key in writing. On receipt of a written notice, the Parties will consult together to address concerns under the FCPA and determine whether those concerns can be satisfactorily resolved. If, after consultation, any such concerns cannot be resolved in the good faith and reasonable judgment of BIO-key, then BIO-key, on written notice to TTI, may withdraw from, suspend, or terminate this Agreement.

7.	Proprietary Rights

7.1     Ownership. TTI acknowledges and agrees that BIO-key is the sole owner of the Licensed Software and that TTI has no rights in and to such Licensed Software. All right, title and interest in and to the Licensed Software shall at all times remain with BIO-key.

8.	Indemnification

8.1     By BIO-key. BIO-key shall indemnify and hold TTI and its affiliates harmless from and against any and all claims, suits, losses, expenses and liabilities (including TTI’s reasonable attorneys’ fees) damages and costs, incurred by TTI or its affiliates in connection with any claims of (i) bodily injury, personal injury, death and tangible property damage made against TTI or its subsidiaries as a result of the gross negligence, intentional wrongful acts or omissions, or misrepresentations of BIO-key or any person for whose actions BIO-key is legally liable.

8.2     By TTI. TTI shall indemnify and hold BIO-key and its affiliates harmless from and against any and all claims, suits, losses, expenses and liabilities (including BIO-key’s reasonable attorneys’ fees) damages and costs, incurred by BIO-key or its affiliates in connection with any claims of (i) bodily injury, personal injury, death and tangible property damage made against BIO- key or its subsidiaries as a result of the gross negligence, intentional wrongful acts or omissions, or misrepresentations of TTI or any person for whose actions TTI is legally liable.

9.	Confidentiality

9.1     Confidential Information. Each party acknowledges that in the course of the performance of this Agreement, it may obtain the Confidential Information of the other party. The Receiving Party shall, at all times, both during the term of this Agreement and thereafter for a period of five (5) years, keep in confidence and trust all of the Disclosing Party’s Confidential Information received by it (except for source code, which shall be kept in confidence and trust in perpetuity). The Receiving Party shall not use the Confidential Information of the Disclosing Party other than as expressly permitted under the terms of this Agreement. The Receiving Party shall take reasonable steps to prevent unauthorized disclosure or use of the Disclosing Party’s Confidential Information and to prevent it from falling into the public domain or into the possession of unauthorized persons, but in no event will the Receiving Party use less care than it would in connection with its own Confidential Information of like kind. The Receiving Party shall not disclose Confidential Information of the Disclosing Party to any person or entity other than its officers, employees and consultants who need access to such Confidential Information in order to effect the intent of this Agreement and who have entered into confidentiality agreements which protect the Confidential Information of the Disclosing Party sufficient to enable the Receiving Party to comply with this Section 9.1. The Receiving Party shall immediately give notice to the Disclosing Party of any unauthorized use or disclosure of Disclosing Party’s Confidential Information. The Receiving Party agrees to assist the Disclosing Party to remedy such unauthorized use or disclosure of its Confidential Information.

9.2     Limited Disclosure. Nothing in this Agreement shall prevent the Receiving Party from disclosing Confidential Information to the extent the Receiving Party is legally compelled to do so by any governmental investigative or judicial agency pursuant to proceedings over which such agency has jurisdiction; provided, however, that prior to any such disclosure, the Receiving Party shall: (a) assert the confidential nature of the Confidential Information to the agency; (b) immediately notify the Disclosing Party in writing of the agency’s order or request to disclose; and (c) cooperate fully with the Disclosing Party in protecting against any such disclosure and/or obtaining a protective order narrowing the scope of the compelled disclosure and protecting its confidentiality.

10.	Term and Termination

10.1     Term. This Agreement is effective for a period of one (1) year from the Effective Date, unless earlier terminated as provided herein (the “Initial Term”). Thereafter, unless either party gives other party ninety (90) days notice of nonrenewal before the end of the then current term, this Agreement will be automatically extended for an additional one year term upon each successive expiration date unless earlier terminated as provided for herein (“Renewal Term,” together with the Initial Term, the “Term”).

10.2     Termination for Convenience. Either party may terminate this Agreement at any time after the end of the Initial Term without cause, by providing sixty (60) days advance written notice to the other party. In no event will either party be liable for any damages relating to termination of this Agreement for convenience.

10.3     Termination for Cause. Either party has the right to immediately terminate this Agreement for cause if the other party:

(a)     Fails to perform any material term or condition of this Agreement provided the defaulting party has received written notice of the failure from the non-defaulting party, and such failure is not corrected within (30) days after receipt of such notice; or

(b)     The parties agree that any violations of the FCPA or other anti-corruption laws constitute material breaches of this agreement, and are grounds for immediate termination for cause; or

(c)     Becomes insolvent, files or has filed against it a petition under applicable bankruptcy or insolvency laws which is not dismissed within ninety (90) days, proposes any dissolution, composition or financial reorganization with creditors, makes an assignment for the benefit of creditors, or if a receiver, trustee, custodian or similar agent is appointed or takes possession with respect to any property or business of the defaulting party.

10.4     Survival. Neither the termination nor expiration of this Agreement shall relieve either party from its obligations to pay the other any sums accrued hereunder. The parties agree that their respective rights, obligations and duties under 3.2,3.3,,7- 8.110.4 and 11 as well as any rights, obligations and duties which by their nature extend beyond the termination or expiration of this Agreement shall survive any termination or expiration of this Agreement.

11.	Miscellaneous

11.1     Notices. Any notice provided for or permitted under this Agreement will be treated as having been given when: (a) delivered personally; (b) sent by confirmed telex or fax; (c) sent by commercial overnight courier with written verification of receipt; or (d) mailed postage prepaid by certified or registered mail, return receipt requested, to the party to be notified, at the address set forth in Exhibit B, or at such other place of which the other party has been notified in accordance with the provisions of this Section 11.1. Such notice will be treated as having been received upon the earlier of actual receipt or two (2) days after posting.

11.2     Governing Law. This Agreement shall be governed by, and construed in accordance with the laws of the State of New Jersey, United States of America, without regard to its choice of law provisions or policies. The parties hereby irrevocably consent and submit to the personal jurisdiction and venue of the courts residing in New Jersey for any action and for all purposes in connection with this Agreement, and waive any defense based upon improper or inconvenient venue or lack of personal jurisdiction. The parties hereto specifically exclude the United Nations Convention on Contracts for the International Sale of Goods from this Agreement. The original of this Agreement has been written in English. The parties hereto waive any statute, law, or regulation that might provide an alternative law or forum or to have this Agreement written in any language other than English.

11.3     Injunctive Relief. The performance of TTI in a manner inconsistent with any provision of this Agreement will cause irreparable injury to BIO-key for which BIO-key will not have an adequate remedy at law. BIO-key shall be entitled to equitable relief in court, including but not limited to temporary restraining orders, preliminary injunctions and permanent injunctions.

11.4     Arbitration. Except for those situations where equitable relief is sought pursuant to Section 11.2, all disputes, claims, and controversies between the parties arising out of or related to this Agreement or the breach thereof (except for non-payment or late payment and breach of any obligation of confidentiality or infringement of any intellectual property right for which an injunction may be sought) will be settled by arbitration. The arbitration will be conducted by a single arbitrator under the then current Commercial Arbitration Rules of the American Arbitration Association. The decision and award of the arbitrator will be final and binding and judgment on the award so rendered may be entered in any court having jurisdiction thereof. The arbitration will be held in Monmouth County, New Jersey or a mutually convenient location agreed to by the parties, and the award will be deemed to be made in New Jersey.

11.5     Force Majeure. Except for the payment of normal License Fees and Support Fees specified herein, neither party will be liable for any failure or delay in performance under this Agreement due to fire, explosion, earthquake, storm, flood or other weather, unavailability of necessary utilities or raw materials, war, insurrection, riot, act of God or the public enemy, law, act, order, proclamation, decree, regulation, ordinance, or instructions of Government or other public authorities, or judgment or decree of a court of competent jurisdiction (not arising out of breach by such party of this Agreement) or any other event beyond the reasonable control of the party whose performance is to be excused.

11.6     Assignment. Assignment of this Agreement is prohibited without the express written consent of the other party; except that BIO-key may assign its interest in this Agreement in connection with a merger or other business combination in which BIO-key is not the surviving entity. Any attempted assignment in violation of this provision will be null and void.

11.7     Relationship of the Parties. The parties to this Agreement are independent contractors. There is no relationship of agency, partnership, joint venture, employment, or franchise between the parties as a result of this Agreement. Neither party has the authority to bind the other or to incur any obligation on its behalf.

11.8     Interpretation. This Agreement may be executed in two counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument. If this Agreement is executed in counterparts, no signatory hereto shall be bound until both the parties named below have duly executed or caused to be duly executed a counterpart of this Agreement. The Parties agree that such counterparts may be delivered by facsimile and that such facsimile shall evidence a binding agreement. This Agreement, including all Exhibits and Schedules, constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral. If any provision of this Agreement is held invalid or unenforceable for any reason, the remainder of the provision shall be amended to achieve as closely as possible the economic effect of the original term and all other provision shall continue in full force and effect. This Agreement may be amended or supplemented only by a writing that is signed by duly authorized representatives of both parties. No term or provision hereof will be considered waived by either party, and no breach excused by either party, unless such waiver or consent is in writing signed on behalf of the party against whom the waiver is asserted. No consent by either party to, or waiver of, a breach by either party, whether express or implied, will constitute consent to, waiver of, or excuse of any other, different, or subsequent breach by either party.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the dates set forth below.

BIO-key International, Inc.

By:

Name: Michael DePasquale

Title:   CEO

Date    25 March 2020

TTI:

By:

Name:

Title:

Date:

List of Exhibits:

A – Stock Incentive Achievement Thresholds

B – Primary Contacts

C – Form of Warrant

D – Investment Representation Letter

EXHIBIT A

Commission and Stock Incentive Achievement Thresholds

“Qualified Sales” Aggregate Achievement	Commissions and Shares Earned

USD 5,000,000 (>20% net income)	USD $5,000,000 payable via issuance of 500,000 shares priced at $1/share)

USD 5,000,000	USD $5,000,000 payable via issuance of 500,000 shares priced at $1/share)

USD 5,000,000	USD $5,000,000 payable via issuance of 500,000 shares priced at $1/share)

USD 5,000,000	USD $5,000,000 payable via issuance of 500,000 shares priced at $1/share)

TOTAL Sales	TOTAL Shares

USD 20,000,000	2,000,000 Shares

For all “Qualified Sales” in excess of USD 20,000,000

USD 21,000,000	100,000 warrants

USD 22,000,000	100,000 warrants

USD 23,000,000	100,000 warrants

USD 24,000,000	100,000 warrants

USD 25,000,000	100,000 warrants

TOTAL Sales	TOTAL Warrants

USD 25,000,000	500,000 Warrants

Note that share and warrant amounts and shares prices are subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions effecting BIO-key common stock that occur after the date of this Agreement. In no event shall BIO-key be obligated to issue more than 2,000,000 shares of common stock or warrants to purchase more than 500,000 shares of common stock.

Last Rev. 2013-09-01

EXHIBIT B

PRIMARY CONTACT(S) INFORMATION

1.	TTI Information:

Technology Transfer Institute
2719 Hollywood Blvd Suite A-1457
City: Hollywood State: Florida Zip: 33020
Country: United States of America
Billing Address (if different from above):
Shipping Address (if different from above):
Main Telephone #: 1-786-260-5435	Fax:
(LIST ALL TTI PARTICPANTS)
Primary Contact: Anthea Arnasalam	Title:	Chairman and President
email: anthea@exlpartner.com	Phone:	1-868-703-1542
Primary Contact 2: Emmanuel Alia	Title:	Chief Executive Officer
email: manny@exlpartner.com	Phone:	1-917-301-2091
Primary Contact 3:	Title:
email	Phone:
Primary Contact 4:	Title:
email	Phone:

2.	BIO-key Information:

BIO-key International	Billing Address (if different): Same
3349 Highway 138, Bldg. A, Suite E	Shipping Address (if different): Same
Wall, NJ 07719
Main Telephone #: 732-359-1110	Fax: 732-359-1101
Primary Program Contact: Michael DePasquale	Title:	CEO
email mike.depasquale@bio-key.com	Phone:	732-359-1111
Billing Report Contact: Cecilia Welch	Title:	CFO
Email : cecilia.welch@bio-key.com	Phone:	732-359-1112